Exhibit 10.78
RELIANT ENERGY, INC.
2002 LONG TERM INCENTIVE PLAN
LONG TERM INCENTIVE AWARD
AWARD AGREEMENT
     Pursuant to this award agreement (“Agreement”), as of January 2, 2008, Reliant Energy, Inc. (the “Company”) hereby grants to Charles Griffey (the “Participant”), 3,000 Restricted Stock Units. The number of units is subject to adjustment as provided in Section 15 of the Reliant Energy, Inc. 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Agreement.
1. Relationship to the Plan; Definitions.
(a)	This grant of Restricted Stock Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on this date. If any provision of this Agreement conflicts with the express terms of the Plan, the terms of the Plan control and, if necessary, the applicable provisions of this Agreement are deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant or the Participant’s estate.

(b)	Except as defined herein, capitalized terms have the same meanings as under the Plan.

Employment means employment with the Company or any of its subsidiaries.

Restricted Stock Unit means a Stock Award with restrictions and subject to a vesting condition as described in this Agreement.
2.	Account. The Awards granted pursuant to this Agreement will be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive the Restricted Stock Units. Except as provided in Section 7, the Awards credited to the bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of shares of Common Stock representing the Restricted Stock Units.

3.	Vesting. Unless earlier forfeited as described below, the Restricted Stock Units will vest on January 2, 2011. The Participant must be continuously employed by the Company through the date of vesting for the Restricted Stock Units to vest.

4.	Payment of Restricted Stock Units. Upon the vesting of the Participant’s right to receive Restricted Stock Units, a number of shares of Common Stock equal to the number of vested Restricted Stock Units will be registered in the Participant’s name and issued or distributed to him as soon as practicable after the vesting date, but in no event later than March 15th of the year immediately following the year during which the vesting date occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

5.	Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company prior to one or more of the vesting dates provided for under this Agreement, the Participant’s right to receive Restricted Stock Units will vest and will be settled by a cash payment to the Participant equal to the product of (A) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (B) the total number of Restricted Stock Units granted, with such payments in no event made later than March 15th of the year immediately following the year during which the date immediately prior to the date of the Change of Control occurs. Such cash payment will satisfy the rights of the Participant and the obligations of the Company under this Agreement in full.

6.	Notices. For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at 1000 Main St., Houston, TX 77002, and to the Participant at the address on record for the Participant in the Company’s human resources department or to such other address as either party may furnish to the other in writing in accordance with this Section 6.

7.	Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Participant, the Company and their respective permitted successors and assigns. Notwithstanding anything herein to the contrary, the Restricted Stock Units are transferable by the Participant to Immediate Family Members, Immediate Family Member Trusts and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

8.	No Employment Guaranteed. Nothing in this Agreement gives the Participant any rights to (or imposes any obligations for) continued Employment by the Company or any Subsidiary thereof or successor thereto, nor does it give those entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

9.	Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Stock Units unless and until the Participant is registered as the holder of shares of Common Stock representing the Restricted Stock Units on the records of the Company.

10.	Section 409A of the Code. It is intended that this Agreement and any Awards under this Agreement satisfy the short-term deferral exclusion from Section 409A of the Code.

RELIANT ENERGY, INC.
By:
Karen D. Taylor
Senior Vice President-Human Resources

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